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                                                                    EXHIBIT 99.1

CATUITY COMPLETES $4 MILLION (US) PRIVATE PLACEMENT

Detroit, MI (July 22, 2003) -- Catuity, Inc. (NASDAQ: CTTY; ASX: CAT), a leading loyalty software solutions company that provides both technical and marketing expertise to credit, debit, smart card and gift card issuers, merchants, and processors, announced today that it has completed a private placement of 3 million common shares to raise approximately $4.0 million (US) with a number of institutional and accredited investors who are clients of Linwar Securities. Terms of the equity placement called for the purchase of each share of Catuity common stock at $2 AUD ($1.30 US).


Following the placement, the issued capital of Catuity will be 11,644,612 common shares. Proceeds from the placement will be used for general operating purposes as well as to fund the expected growth of Catuity's business in the coming months. Australian-based Linwar Securities served as the placement agent on the transaction.

Michael V. Howe, President and Chief Executive Officer of Catuity, made the announcement noting: "We believe that this infusion of capital helps Catuity continue to grow its business in the real-time loyalty software niche. We are beginning to see renewed interest in this area after a very tough period for technology and software companies."

The Company will seek shareholder approval of the placement at a special meeting of shareholders to be held on September 16, 2003 in Sydney Australia. Proxy materials providing complete information about the placement will be sent to shareholders in advance of the special meeting.

Catuity, Inc. is a leading provider of application software that allows merchants, transaction processors and payment card issuers to establish and administer customer incentive and loyalty programs integrated to the payment system at the point of sale. The Catuity system can be utilized via mag stripe, smart card, RFID or contactless tokens and to date Catuity's software applet has been included on millions of chip-based credit cards. Catuity Loyalty Software can be used by a broad range of sellers of goods and services, particularly those who sell both through store locations and over the Internet. In addition to its innovative software products, Catuity also provides marketing expertise and service to its clients so that with Catuity's loyalty solution, merchants can offer their customers valuable benefits, thereby attracting and retaining customers as well as encouraging increased purchases. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipates projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.s. Securities & Exchange Commission.

Contact:       Michael V. Howe, President/CEO
               Jack Lowry, Chief Financial Officer
               313-567-4348

               or

               Bev Jedynak, Martin E. Janis & Co., Inc.
               312-943-1100 ext. 12